Exhibit 99.1

N E W S R E L E A S E

Contact:	Edmund E. Kroll Senior Vice President, Finance and Investor Relations (212) 759-0382
FOR IMMEDIATE RELEASE
CENTENE CORPORATION ANNOUNCES FOLLOW-ON PUBLIC OFFERING
ST. LOUIS (Jan. 19, 2010) – Centene Corporation (NYSE: CNC) today announced that it has commenced a follow-on public offering of 5,000,000 shares of its common stock through underwriters led by BofA Merrill Lynch, Goldman, Sachs & Co., J. P. Morgan Securities Inc., and Credit Suisse Securities (USA) LLC. Barclays Capital Inc., Allen & Company LLC, and Stifel, Nicolaus & Company, Incorporated will be the co-managers of the offering. The offering is being conducted pursuant to a registration statement filed today with the Securities and Exchange Commission. In addition, Centene proposes to grant to the underwriters an option to purchase up to 750,000 shares to cover any overallotments.
Centene intends to use the net proceeds of the offering to repay the outstanding indebtedness under its $300,000,000 revolving credit facility and for general corporate purposes, which may include acquisitions, capital expenditures and additions to working capital.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made by means of a prospectus and the related preliminary prospectus supplement only. Copies of the prospectus and the related preliminary prospectus supplement can be obtained from BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Preliminary Prospectus Department or by e-mail at Prospectus.Requests@ml.com; Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, Attention: Prospectus Department, Toll-Free 1-866-471-2526, or by e-mail at prospectus-ny@ny.email.gs.com; J. P. Morgan Securities Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling 1-866-803-9204; and Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010, or via telephone at 1-800-221-1037.

About Centene Corporation
Centene Corporation is a leading multi-line healthcare enterprise that provides programs and related services to individuals receiving benefits under Medicaid, including the Children’s Health Insurance Program (CHIP), as well as Aged, Blind, or Disabled (ABD), Foster Care, Long-Term Care and Medicare (Special Needs Plans). The Company operates local health plans and offers a wide range of health insurance solutions to individuals and the rising number of uninsured Americans. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, life and health management, managed vision, telehealth services, pharmacy benefits management and medication adherence.
The information provided in this press release contains forward-looking statements that relate to the proposed public offering of common stock, including without limitation, statements regarding the completion of the offering and the use of proceeds. Actual events or results may differ materially from those contained in the forward-looking statements. The Company’s reports to the SEC contain additional information relating to additional factors that could cause actual results to differ from these forward-looking statements.The Company disclaims any obligation to update this forward-looking financial information in the future.
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